Exhibit 99.1

January 30, 2024

Franklin Financial Reports 2023 Q4 and Full Year 2023 Results;
Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its fourth quarter 2023 and year-to-date 2023 financial results.  A summary of operating results follows:

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Net income for the fourth quarter of 2023 was $3.5 million ($0.79 per diluted share) compared to $3.9 million ($0.88 per diluted share) million for the third quarter of 2023 (a decrease of 10.1%) and $3.7 million ($0.84 per diluted share) for the fourth quarter of 2022 (a decrease of 6.6%).

•	For the fourth quarter of 2023, the provision for credit losses was $788 thousand compared to $875 thousand for the third quarter of 2023 and $650 thousand for the fourth quarter of 2022.
•

Net income year-to-date for 2023 was $13.6 million ($3.10 per diluted share) compared to $14.9 million ($3.36 per diluted share) for the same period in 2022, a decrease of 7.7%. As compared to the prior year-to-date results, 2023 was affected by a loss of $1.1 million on securities sales, a lease termination expense of $495 thousand and an increase of $2.1 million in the provision for credit losses.

•	Total net loans increased 4.2% from the end of the third quarter of 2023 and 19.7% from December 31, 2022.
•

Total deposits decreased 1.9% from the end of the third quarter of 2023, and 0.9% from December 31, 2022.  At year-end 2023, borrowings from the Federal Reserve and Federal Home Loan Bank of Pittsburgh (FHLB) totaled $130.0 million.

•

For the year-to-date period, Return on Average Assets (ROA) was 0.78%, Return on Average Equity (ROE) was 11.39% and the Net Interest Margin (NIM) was 3.31%; compared to an ROA of 0.83%, ROE of 11.64%, and NIM of 3.11% for the same period in 2022.

•

On January 18, 2024, the Board of Directors declared a $0.32 per share regular quarterly cash dividend for the first quarter of 2024 to be paid on February 28, 2024, to shareholders of record at the close of business on February 1, 2024.

Balance Sheet Highlights

Total assets at December 31, 2023 were $1.836 billion up 8.0% from $1.700 billion at December 31, 2022. Changes in the balance sheet since December 31, 2022, include:

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Debt securities available for sale decreased $14.3 million (2.9%). During the first and second quarter of 2023, the Bank sold approximately $41.2 million of investments and reinvested at higher market interest rates.

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Net loans increased $204.1 million (19.7%) over the year-end 2022 balance, primarily from an increase of $140.0 million in commercial real estate loans. At December 31, 2023, commercial real estate loans totaled $703.8 million, with the largest collateral segments being: apartment buildings ($120.2 million), office buildings ($87.1 million), and hotels and motels ($80.7 million) primarily in south-central Pennsylvania.

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Total deposits decreased $13.5 million (0.9%) from year-end 2022. Time deposits and money management accounts increased $77.5 million in total, but this increase was partially offset by a decrease in interest-bearing checking and savings accounts.  For 2023, the cost of deposits was 1.23%, compared to 0.23% in 2022.   On December 31, 2023, the Bank estimated that approximately 91% of its deposits were FDIC insured or collateralized.

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On December 31, 2023, the Bank had borrowings of $130.0 million comprised of $90.0 million from the Federal Reserve Bank Term Funding Program (BTFP) and $40.0 million from the Federal Home Loan Bank of Pittsburgh.  The Bank has additional funding capacity in the BTFP, the Federal Reserve Discount Window, the FHLB and correspondent banks.

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Shareholders’ equity increased $17.9 million from December 31, 2022, to $132.1 million at year-end 2023.  Retained earnings increased $8.1 million in 2023, net of dividends of $5.6 million. Accumulated other comprehensive income (loss) (AOCI) decreased from $(51.3) million to $(40.9) million as the fair value of the investment portfolio increased from year-end 2022. On December 31, 2023, the book value of the Corporation’s common stock was $30.23 per share and tangible book value was $28.17 per share. In December 2022, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period, with 83,058 shares repurchased year-to-date 2023 and 85,906 purchased in total under the approved plan. The Bank is considered to be well-capitalized under regulatory guidance as of December 31, 2023.

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Average earning assets for 2023 were $1.656 billion compared to $1.702 billion in 2022, a decrease of 2.8%. In 2023, the average balance of interest-earning cash balances decreased $109.2 million (68.4%) to support loan growth and to offset a decrease in average deposits during the year. The average balance of the investment portfolio decreased $48.9 million (9.6%), while the average balance of the loan portfolio increased $111.3 million (10.8%), over the prior year averages. Within the loan portfolio, average commercial loan balances increased $77.7 million during the year and residential mortgages increased $33.2 million. Total deposits averaged $1.530 billion for 2023, a decrease of $101.4 million (6.2%) from the average balance for 2022. All deposit categories reported a year-over-year decrease in average balances, except for time deposits. On a year-over-year comparison, the yield on earning assets increased 130 basis points from 3.40% in 2022 to 4.70% for 2023, while the cost of interest-bearing liabilities increased 139 basis points from 0.36% to 1.75% over the same period.

Income Statement Highlights

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Net interest income was $13.9 million for the fourth quarter of 2023 compared to $13.7 million for the third quarter of 2023 and $14.6 million for the fourth quarter of 2022. The net interest margin (NIM) was 3.24% for the fourth quarter of 2023 compared to 3.29% in the prior quarter and 3.58% for the fourth quarter of 2022.  Year-to-date, NIM was 3.31% compared to 3.11% for the same period of 2022.

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On January 1, 2023, the Bank adopted a new accounting standard for the calculation of its allowance for credit losses (ACL), referred to as the current expected credit loss (CECL) model. Upon adoption, the Bank recorded a decrease of $536 thousand to the ACL for loans, an increase of $411 thousand to the ACL for unfunded commitments (carried in Other Liabilities on the consolidated balance sheet), an increase of $98 thousand to retained earnings, and a deferred tax liability of $26 thousand. The provision for credit losses for 2023 was calculated using the CECL model, while the provision for loan losses for 2022 was calculated under the previous methodology. For the fourth quarter of 2023, the provision for credit losses on loans was $732 thousand compared to $866 for the third quarter of 2023 and $650 thousand for the fourth quarter of 2022. The increase in the provision for loan loss was due primarily to growth in the loan portfolio.  The ACL ratio for loans was 1.28% on December 31, 2023, compared to 1.35% on December 31, 2022. For the fourth quarter of 2023, the provision for credit losses on unfunded commitments was $56 thousand compared to $9 thousand for the third quarter of 2023 and $0 for the fourth quarter of 2022. The ACL for unfunded commitments was $2.0 million on December 31, 2023, compared to $1.5 million on December 31, 2022.

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Noninterest income totaled $4.1 million for the fourth quarter of 2023 compared to $4.0 million in the third quarter of 2023 (an increase of 1.8%), and $3.6 million for the fourth quarter of 2022 (an increase of 13.2%).

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Noninterest income year-to-date was $14.9 million, $399 thousand (2.6%) less than the same period in 2022.  The decrease was driven primarily by a loss of $1.1 million from the sale of securities as part of a portfolio restructuring in 2023, partially offset by increases in wealth management fees and debit card income.

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Noninterest expense for the fourth quarter of 2023 was $13.1 million compared to $12.2 for the third quarter of 2023 (an increase of 7.8%) and $13.2 million for the fourth quarter of 2022. The increase in noninterest expense between the third and fourth quarter of 2023 was due primarily to higher salary and benefit costs.

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Noninterest expense was $50.0 million for the twelve months ending December 31, 2023, compared to $48.7 million for the same period of 2023, an increase of $1.3 million or 2.7%. Contributing to the year-over-year increase was an increase of $855 thousand in salaries and benefits (primarily salaries due to a highly competitive labor market), an increase in net occupancy of $329 thousand primarily from costs associated with the new headquarters and operations center that was put in service in July 2022,  and a lease termination expense of $495 thousand.

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The effective federal income tax rate was 13.7% for 2023 and 14.6% for 2022.  The year-to-date rate reflects the benefit of $367 thousand in tax credits recorded during the year 2023. Without the tax credits, the effective rate year-to-date would have been 16.0%.

“In a year of rapid interest rate challenges, failed banks, and other market disruptions, we were able to move the company forward by staying focused on building for the future,” said Tim Henry, President and CEO. “Our steps forward included restructuring investments on the balance sheet, controlling expenses, growing outstanding loan balances, mitigating deposit challenges, and continuing the development of our use of Salesforce software throughout the bank to build better efficiencies and decision-making. When combined, these steps position us for a positive future as an independent, community bank.”

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.8 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more  information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Twelve Months Ended
(Dollars in thousands, except per share data)	12/31/2023	9/30/2023	12/31/2022	2023	2022	% Change

Interest income	$21,516	$20,154	$16,997	$76,762	$56,449	36.0
Interest expense	7,616	6,447	2,392	23,125	4,863	375.5
Net interest income	13,900	13,707	14,605	53,637	51,586	4.0
Provision for credit losses - loans	732	866	650	2,589	650	298.3
Provision for credit losses - unfunded commitments	56	9	-	135	-	0.0
Noninterest income	4,085	4,013	3,610	14,851	15,250	(2.6)
Noninterest expense	13,148	12,198	13,196	50,011	48,691	2.7
Income before income taxes	4,049	4,647	4,369	15,753	17,495	(10.0)
Income taxes	578	788	652	2,155	2,557	(15.7)
Net income	$3,471	$3,859	$3,717	$13,598	$14,938	(9.0)

Diluted earnings per share	$0.79	$0.88	$0.84	$3.10	$3.36	(7.7)
Regular cash dividends paid	$0.32	$0.32	$0.32	$1.28	$1.28	0.0

Balance Sheet Highlights (as of)	12/31/2023	9/30/2023	12/31/2022
Total assets	$1,836,039	$1,827,910	$1,699,579
Debt securities available for sale, at fair value	472,503	458,276	486,836
Loans, net	1,240,933	1,191,322	1,036,866
Other borrowings	130,000	110,000	-
Deposits	1,537,978	1,567,414	1,551,448
Shareholders' equity	132,136	114,769	114,197

Assets Under Management (fair value)
Wealth Management	1,094,747	963,805	904,317
Held at third party brokers	135,423	126,394	116,398

	As of and for the Three Months Ended			For the Twelve Months Ended
Performance Ratios	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
Return on average assets*	0.75%	0.86%	0.84%	0.78%	0.83%
Return on average equity*	11.81%	12.73%	13.58%	11.39%	11.64%
Dividend payout ratio	40.23%	36.07%	37.77%	41.15%	37.88%
Net interest margin*	3.24%	3.29%	3.58%	3.31%	3.11%
Net loan recoveries (chargeoffs) /average loans	-0.07%	0.01%	-0.56%	-0.02%	-0.15%
Nonperforming loans / gross loans	0.01%	0.02%	0.01%
Nonperforming assets / total assets	0.01%	0.01%	0.01%
Allowance for loan loss / loans	1.28%	1.29%	1.35%
Book value, per share	$30.23	$26.31	$26.01
Tangible book value (1)	$28.17	$24.24	$23.96
Market value, per share	$31.55	$28.50	$36.10
Market value/book value ratio	104.37%	108.32%	138.79%
Market value/tangible book value ratio	112.01%	117.55%	150.67%
Price/earnings multiple*	9.98	8.10	10.74	10.18	10.74
Current quarter dividend yield*	4.06%	4.49%	3.55%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)
	December 31, 2023	September 30, 2023	December 31, 2022
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$132,136	$114,769	$114,197
Less intangible assets	(9,016)	(9,016)	(9,016)
Shareholders' equity (non-GAAP)	123,120	105,753	105,181

Shares outstanding (in thousands)	$4,371	$4,362	$4,390

Tangible book value (non-GAAP)	$28.17	$24.24	$23.96